Exhibit 99.1

Press Release

StoneMor Partners L.P. Announces 2006 Year-End Results

Bristol, PA, March 16, 2007 – StoneMor Partners L.P. (NASDAQ: STON) today announced its operating results for the fourth quarter and year ended December 31, 2006.

The following table summarizes selected comparative items relating to the Partnership’s operating performance for the periods presented.

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
	As restated		As restated
	(in thousands)		(in thousands)
Total Revenues	$28,712	$33,263	$100,660	$115,113
Operating Profit	3,931	2,295	12,999	11,958
Net Income (Loss)	1,415	(157)	4,705	3,040
Cash Flow from Operations	5,983	1,896	17,589	18,339
Distributable Free Cash Flow (a)		4,166		16,259

(a)	This is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

2006 was a very good year for the company. Revenues were up in both the fourth quarter (16%) and year (14%). The company acquired a number of cemeteries and funeral homes that will contribute to overall improvements in cash flow and operating results. However, the financial statements indicate increasing revenues for both the 2006 fourth quarter and year, but decreasing operating profits and net income. Cash flow from operations also decreased during the fourth quarter. There are very specific reasons why revenues were up and operating profits and net income were down. These are as follows:

•

During 2006, the company incurred and paid $1 million relating to the special investigation of the installation of burial vaults problem that occurred during 2005, for which there was no corresponding 2005 expense. This $1 million is included within the Corporate Overhead category for 2006.

•

During the fourth quarter, the company’s Compensation Committee approved a non-cash equity grant to management and the Board of Directors under the company’s long-term incentive plan. The fourth quarter charge was $1.2 million. This grant more closely aligns management with the goals of our unit holders. There will be additional non-cash charges each quarter through 2009 relating to the amortization of the charge for this grant.

•

A bonus of $2 million (of which $1 million was paid in the fourth quarter) was earned by company management and company employees for exceeding corporate goals during 2006. This amount was expensed during the fourth quarter. The 2005 year did not have any similar stock grants or bonus charges.

•

Even though revenue increased in both the 2006 fourth quarter and year (by 16% and 14%), Cemetery Expenses increased 25% for the fourth quarter and 16% for the year; and General & Administrative Expenses increased 22% for the fourth quarter and 21% for the year. The majority of the increase in both categories is due to acquisitions that were consummated in the fourth quarter of both 2005 and 2006. The revenues from these acquisitions have not yet reached their full financial-reporting operating potential; however, the full level of expenses accrued immediately. These acquisitions are operating as expected, with their full operating potential anticipated to be achieved during 2007. As with most acquisitions, it takes a short period of time before they are fully integrated.

•

Interest Expense for the 2006 fourth quarter and year is higher than the prior year due primarily to acquisitions consummated at the end of 2005 and in the fourth quarter of 2006 and working capital borrowings related to the increased level of maintenance capital expenditures. Interest Expense was $459,000 higher in the fourth quarter than last year and $1 million higher for the year.

•

For some time, we have been negotiating with the Board of Directors of one of the cemeteries that we manage to terminate our management contract. On February 28, 2007, we reached agreement and terminated that management contract. As a result, the company will write off approximately $883,000 in its non-cash investment in this management contract in the first quarter of 2007. We have recorded a reserve in the 2006 financial statements for that amount. No similar charges are in the 2005 financial statements.

•

Acquisitions played a large part in the improvements in funeral home revenues and profitability. Funeral home revenues doubled during the fourth quarter and increased by approximately 119% for the year. We had similar improvements in funeral home operating profits, which increased from $120,000 to $574,000 during the fourth quarter and from $416,000 to $1 million for the year.

•	The effective tax rate is higher because the company received no tax benefit from the management contract reserve or the non-cash equity grant to management.

•

The decrease in net income for the quarter from $1.4 million to a net loss of $0.2 million and the decrease in net income for the year from $4.7 million to $3.0 million is a result of the previously indicated factors.

Operating Statistics

The company uses its operating data as an additional method for evaluating its performance. The following approximate percentage increases relate to the quarter and year ended December 31, 2006.

	Fourth Quarter	Year End
Number of Interments	+24%	+17%
Revenue per Interment	+5%	+3%
Number of Contracts Written	+23%	+18%
Average Dollar Amount per Contract	— (1)	— (1)
Number of Pre-need Contracts Written	+17%	+17%
Average Dollar Amount per Pre-need Contract	— (1)	— (1)

(1)	Not a meaningful change.

All increases pertain to the same period in the prior year and increases in number of interments and number of contracts primarily result from acquisitions.

Distributable Free Cash Flow

The company defines distributable free cash flow as net cash provided by operating activities before appropriate reserves, if any, adjusted for expenditures related to its initial public offering, less maintenance capital expenditures and debt payments not funded by the proceeds of that offering, and other expenditures not related to normal operating activities during the period presented. A reconciliation between net cash provided by operating activities (the GAAP financial measure the company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the quarter and year ended December 31, 2006 follows:

(in thousands)	Three Months Ended December 31, 2006	Year Ended December 31, 2006

Net cash provided by operating activities	$1,896	$18,339
Maintenance capital expenditures	(760)	(3,203)
Excess 2005 taxes paid in 2006		1,123
Quarterly executive bonus adjustment	485
Quarterly reserve for the payment of income taxes	(255)
Trust payments in the fourth quarter on account of third-quarter receivable collection program	2,800

Distributable free cash flow	$4,166	$16,259

The preceding table indicates maintenance capital expenditures of approximately $1 million greater than last year. The company has drawn down on its working capital line to finance certain of these expenditures. The nature of these expenditures is defined as maintenance in our Partnership Agreement, but in many cases results in increased sales through visual improvements in our cemeteries.

The excess 2005 taxes paid in 2006 represent the amount by which federal, state, and franchise taxes on 2005 income that were paid during the first and second quarters of 2006 exceeded those same estimated taxes for 2006 income that will be paid during the first quarter of 2007.

The quarterly excess bonus adjustment represents the difference between the actual bonus charge for the quarter compared to the amount that was paid in the quarter.

The quarterly reserve for the payment of income taxes represents the unaccrued balance of federal, state, and franchise taxes for 2006 not previously deducted in prior quarters’ distributable free cash flow calculations.

During the third quarter, the company instituted a special receivable collection program whereby its rate of collection of accounts receivable was significantly greater than normal. Due to these increased collections in the third quarter, the company paid $2.8 million into its perpetual care and merchandise trust funds in the fourth quarter, with the corresponding cash receipt realized in the third quarter.

Acquisitions

During 2006, StoneMor Partners L.P. completed an acquisition of 23 cemeteries and 14 funeral homes for approximately $7 million in cash and $5.9 million in partnership units. Primarily as a result of anticipated acquisition results, the company was able to increase its quarterly distribution per unit from $0.49 to $0.50, which was paid in February 2006. The company believes that the operations of these properties and acquisition of additional properties will enable it to continue increasing unit holder distributions.

Investors’ Conference Call

An investors’ conference call to review the 2006 fourth quarter and year-end results will be held on Friday, March 16, 2007, at 11:00 AM Eastern Time. The conference call can be accessed by calling (888) 662-9069. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 PM Eastern Time on March 30, 2007. The reservation number for the audio replay is as follows: 21326647. The audio replay of the conference call will also be archived on StoneMor’s website at http://stonemor.com.

Restatement

During the fourth quarter of 2006, the company determined that its computer processing system for recognizing revenue related to the installation of burial vaults lacked certain functionality. As a result, revenue (in certain situations), including burial vaults installed from storage, was not recognized.

Even though the company believes the adjustment to record these additional revenues and additional profits to be immaterial, the company has elected to restate its 2005 and third-quarter 2006 financial statements.

The impact of the restatement on the 2005 financial statements, which is disclosed in more detail in footnote 2 to the audited 2006 financial statements, follows:

	Consolidated Statement of Income (in thousands, except per unit data)
	As Previously Reported	Adjustment	As Restated
Year ended December 31, 2005:

Cemetery revenues	$96,927	$935	$97,862
Cost of goods sold, merchandise	5,337	126	5,463
Selling expense	19,878	194	20,072
Operating profit	12,384	615	12,999
Net income	$4,090	$615	$4,705
General partners’ interest in net income for the period	82	12	94
Limited partners’ interest in net income for the period, common	2,015	303	2,318
Limited partners’ interest in net income for the period, subordinated	1,993	300	2,293
Net income per limited partner (common) unit (basic and diluted)	$0.47	$0.07	$0.54

Nine months ended September 30, 2006:

Cemetery revenues	$78,025	$121	$78,146
Cost of goods sold, merchandise	4,146	2	4,148
Selling expense	16,689	2	16,691
Operating profit	9,546	117	9,663
Net income	$3,080	$117	$3,197
General partners’ interest in net income for the period	62	2	64
Limited partners’ interest in net income for the period, common	1,558	59	1,618
Limited partners’ interest in net income for the period, subordinated	1,460	55	1,515
Net income per limited partner (common) unit (base and diluted)	$0.34	$0.01	$0.36

	Consolidated Balance Sheet (in thousands)
	As Previously Reported	Adjustment	As Restated
At December 31, 2005:

Deferred selling and obtaining costs	$30,554	$(194)	$30,360
Total assets	550,835	(194)	550,641
Deferred cemetery revenues, net	167,844	(809)	167,035
Total liabilities	305,131	(809)	304,322
General partners’ equity	1,537	12	1,549
Limited partners’ equity, common	72,750	303	73,053
Limited partners’ equity, subordinated	34,698	300	34,998
Total liabilities and partners equity	$550,835	$(194)	$550,641

At September 30, 2006:

Deferred selling and obtaining costs	$33,082	$(196)	$32,886
Total assets	615,915	(196)	615,719
Deferred cemetery revenues, net	191,396	(928)	190,468
Total liabilities	349,088	(928)	348,160
General partners’ equity	1,461	15	1,476
Limited partners’ equity, common	73,693	362	74,055
Limited partners’ equity, subordinated	30,077	355	30,432
Total liabilities and partners equity	$615,915	$(196)	$615,719

	Consolidated Statement of Cash Flow (in thousands)
	As Previously Reported	Adjustment	As Restated
Year ended December 31, 2005:

Operating activities
Net Income	$4,090	$615	$4,705
Deferred cemetery revenue and deferred selling and obtaining costs	3,977	(615)	3,362
Net cash provided in operating activities	17,589	—	17,589

Nine months ended September 30, 2006:

Operating activities
Net Income	$3,080	$117	$3,197
Deferred cemetery revenue and deferred selling and obtaining costs	6,619	(117)	6,502
Net cash provided in operating activities	16,443	—	16,443

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Bristol, Pennsylvania, is an owner and operator of cemeteries in the United States, with 177 cemeteries and 27 funeral homes in 21 states. StoneMor is the only publicly traded deathcare company focused almost exclusively on cemeteries and is the only publicly held deathcare company structured as a master limited partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of StoneMor’s operating activities, the plans and objectives of StoneMor’s management, assumptions regarding StoneMor’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “anticipate,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of StoneMor’s significant leverage on its operating plans; the ability of StoneMor to service its debt; StoneMor’s ability to attract, train, and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in the political or regulatory environments, including potential changes in tax accounting and trusting policies; StoneMor’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the acquisition of assets from Service Corporation International, disclosed within this press release; and various other uncertainties associated with the deathcare industry and StoneMor’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

StoneMor Partners L.P.

Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2006
	(as restated, see Note 2)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,925	$9,914
Accounts receivable, net of allowance	29,991	22,968
Prepaid expenses	2,420	2,801
Other current assets	1,316	2,535

Total current assets	40,652	38,218

LONG-TERM ACCOUNTS RECEIVABLE - net of allowance	33,672	36,878
CEMETERY PROPERTY	164,772	171,714
PROPERTY AND EQUIPMENT, net	27,091	29,027
MERCHANDISE TRUSTS, restricted, at fair value	113,432	147,788
PERPETUAL CARE TRUSTS, restricted, at fair value	136,719	168,631
DEFERRED FINANCING COSTS—net of accumulated amortization	1,985	1,242
DEFERRED SELLING AND OBTAINING COSTS	30,360	33,478
OTHER ASSETS	1,958	50

TOTAL ASSETS	$550,641	$627,026

LIABILITIES and PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$7,461	$11,345
Accrued interest	260	361
Current portion, long-term debt	641	1,388

Total current liabilities	8,362	13,094

LONG-TERM DEBT	86,304	102,104
DEFERRED CEMETERY REVENUES, net	167,035	196,103
MERCHANDISE LIABILITY	42,621	45,805

Total liabilities	304,322	357,106

COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST IN PERPETUAL CARE TRUSTS	136,719	168,631

PARTNERS’ EQUITY
General partner	1,549	1,382
Limited partners:
Common	73,053	71,690
Subordinated	34,998	28,217

Total partners’ equity	109,600	101,289

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$550,641	$627,026

See accompanying notes to the consolidated financial statements in the Form 10-K report to be filed for the year ended December 31, 2006.

StoneMor Partners L.P.

Consolidated Statements of Operations

(in thousands, except per unit data)

	StoneMor Partners L.P. Unaudited		StoneMor Partners L.P.
	Three Months Ended December 31, 2005	Three Months Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2006

	(as restated, see Note 2)		(as restated, see Note 2)
Revenues:
Cemetery	$27,576	$30,849	$97,862	$108,995
Funeral home	1,136	2,414	2,798	6,118

Total revenues	28,712	33,263	100,660	115,113

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown seperately below):
Land and crypts	1,651	1,146	5,860	5,287
Perpetual care	481	732	2,575	3,109
Merchandise	1,541	2,148	5,463	6,296
Cemetery expense	5,070	6,359	20,942	24,344
Selling expense	5,283	6,495	20,072	23,186
General and administrative expense	2,896	3,546	10,553	12,801
Corporate overhead (including $1,212 in stock-based compensation in 2006)	5,913	7,789	16,304	19,795
Depreciation and amortization	930	913	3,510	3,501
Funeral home expense	1,016	1,840	2,382	4,836

Total cost and expenses	24,781	30,968	87,661	103,155

OPERATING PROFIT	3,931	2,295	12,999	11,958

EXPENSE RELATED TO REFINANCING	—	—	—	—

INTEREST EXPENSE	1,657	2,116	6,457	7,491

INCOME / (LOSS) BEFORE INCOME TAXES	2,274	179	6,542	4,467

INCOME TAXES (BENEFIT):
State	(33)	53	587	438
Federal	892	283	1,250	989

Total income taxes (benefit)	859	336	1,837	1,427

NET INCOME (LOSS)	$1,415	$(157)	$4,705	$3,040

Supplemental Information:
General partner’s interest in net income for the period	$29	$(4)	$94	$61

Limited partners’ interest in net income for the period
Common	$707	$(78)	$2,318	$1,538
Subordinated	$682	$(74)	$2,293	$1,441

Net income per limited partner (common) unit (basic and diluted)	$.16	$(.02)	$.54	$.34

Weighted average number of limited partners’ units outstanding (basic and diluted)	8,844	8,760	8,526	8,760

See accompanying notes to the consolidated financial statements in the Form 10-K report to be filed for the year ended December 31, 2006.

StoneMor Partners L.P.

Consolidated Statements of Cash Flows

(in thousands)

	StoneMor Partners L.P. Unaudited		StoneMor Partners L.P.
	Three Months Ended December 31, 2005	Three Months Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2006

	(as restated, see Note 2)		(as restated, see Note 2)
OPERATING ACTIVITIES:
Net Income (Loss)	$1,415	$(157)	$4,705	$3,040
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Cost of lots sold	1,418	1,347	4,274	4,605
Depreciation and amortization	930	913	3,510	3,501
Stock-based compensation	—	1,212	—	1,212
Deferred income tax (benefit)	(459)	—	—	—
Other non cash	—	77	—	453
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(1,886)	(3,838)	(1,565)	5,990
Allowance for doubtful accounts	—	725	—	1,225
Merchandise trusts	3,735	(2,098)	10,473	(3,517)
Prepaid expenses	224	198	(642)	(385)
Other current assets	202	(214)	(54)	(1,299)
Other assets	(266)	919	(274)	862
Accounts payable and accrued and other liabilities	2,782	4,475	1,024	2,720
Deferred cemetery revenue and deferred selling and obtaining costs	(237)	1,539	3,362	8,041
Merchandise liability	(1,875)	(3,202)	(7,224)	(8,109)

Net cash provided by operating activities	5,983	1,896	17,589	18,339

INVESTING ACTIVITIES:
Costs associated with potential acquisitions	1,563	(199)	(143)	(219)
Additions to cemetery property	(763)	(478)	(2,850)	(3,398)
Purchase of subsidiaries, net of common units issued	(10,101)	(1,826)	(10,101)	(11,040)
Divestiture of Funeral Home	—	—	—	2,091
Acquisitions of property and equipment	(349)	(281)	(2,192)	(2,059)

Net cash used in investing activities	(9,650)	(2,784)	(15,286)	(14,625)

FINANCING ACTIVITIES:
Cash distribution	(4,001)	(4,518)	(16,442)	(17,346)
Additional borrowings on long-term debt	5,648	1,298	8,048	17,522
Repayments of long-term debt	(1,400)	(360)	(1,400)	(1,021)
Sale of limited partner units	120	—	120	120
Purchase of CFSI LLC common units	—	—	—	—
Cost of financing activities	—	—	(178)	—

Net cash provided by (used in) financing activities	367	(3,580)	(9,852)	(725)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,300)	(4,468)	(7,549)	2,989
CASH AND CASH EQUIVALENTS - Beginning of period	10,225	14,382	14,474	6,925

CASH AND CASH EQUIVALENTS - End of period	$6,925	$9,914	$6,925	$9,914

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$1,619	$2,060	$6,354	$7,390

Cash paid during the period for income taxes	$98	$(527)	$1,068	$2,508

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of limited partner units to fund cemetery acquisition	$5,900	$—	$5,900	$5,875

See accompanying notes to the consolidated financial statements in the Form 10-K report to be filed for the year ended December 31, 2006.

Non-GAAP Financial Measures

Distributable Free Cash Flow

We present distributable free cash flow because management believes this information is a useful adjunct to net cash provided by operating activities under GAAP. Distributable free cash flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes such as repaying debt and expanding through strategic investments.

Distributable free cash flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable free cash flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.